Filed Pursuant to Rule 433

Registration Statement No. 333-206177

November 12, 2015

PRICING TERM SHEET FOR THE 4.50% DEBENTURES, SERIES 2015 A

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A2 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	4.50% Debentures, Series 2015 A due 2045

Principal Amount:	$650,000,000

Interest Rate:	4.50% per annum

Interest Payment Dates:	June 1 and December 1, commencing on June 1, 2016

Maturity:	December 1, 2045

Treasury Benchmark:	3.000% due May 15, 2045

US Treasury Yield:	3.106%

Spread to Treasury:	+140 basis points

Re-offer Yield:	4.506%

Public Offering Price:	99.900% of the principal amount

Optional Redemption:	Make Whole call at any time prior to June 1, 2045 at Treasury Rate +25 basis points

Callable on or after June 1, 2045 at par

Pricing Date:	November 12, 2015

Settlement Date:	November 17, 2015 (T+3)

CUSIP:	209111FG3

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC
Mitsubishi UFJ Securities (USA), Inc.
KeyBanc Capital Markets Inc.

Co-Managers:	U.S. Bancorp Investments, Inc.
CIBC World Markets Corp.
SMBC Nikko Securities America, Inc.
Loop Capital Markets LLC
Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.